Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-__________) and related Prospectus of J.B. Hunt Transport Services, Inc. for the registration of Common Stock, Preferred Stock, Rights, Warrants and Debt Securities and to the incorporation by reference therein of our report dated February 22, 2021, with respect to the consolidated financial statements of J.B. Hunt Transport Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities Exchange Commission

/s/Ernst & Young LLP

Rogers, Arkansas

February 24, 2023